For Release: February 27, 2017
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the fourth quarter 2016
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for fourth quarter 2016 earnings, dated February 27, 2017, and the Company's Annual Report on Form10-K for the year ended December 31, 2016 (the "2016 Annual Report").
Forward-looking and cautionary statements
This supplement contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's 2016 Annual Report and elsewhere in this supplement, and include such risks and uncertainties as:

•
student loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP student loans and initiatives to purchase additional FFELP and private education loans, and risks from changes in levels of student loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment and in the securitization and other financing markets for student loans, including adverse changes resulting from slower than expected payments on student loans in FFELP securitization trusts, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans, risks related to adverse changes in the Company's volumes allocated under the Company's loan servicing contract with the U.S. Department of Education (the "Department"), which accounted for approximately 20 percent of the Company's revenue in 2016, risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing platform to service all loans owned by the Department, including the risk that the Company's joint venture with Great Lakes Educational Loan Services, Inc. ("Great Lakes") may not be awarded the contract, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of FFELP, Federal Direct Loan Program, and private education and consumer loans;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of Allo Communications LLC and the ability to integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the recent politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this supplement are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Loan interest	$183,505	193,721	190,778	751,280	726,258
Investment interest	2,792	2,460	2,303	9,466	7,851
Total interest income	186,297	196,181	193,081	760,746	734,109
Interest expense:
Interest on bonds and notes payable	107,337	96,386	80,866	388,183	302,210
Net interest income	78,960	99,795	112,215	372,563	431,899
Less provision for loan losses	3,000	6,000	3,000	13,500	10,150
Net interest income after provision for loan losses	75,960	93,795	109,215	359,063	421,749
Other income:
Loan systems and servicing revenue	53,764	54,350	56,694	214,846	239,858
Tuition payment processing, school information, and campus commerce revenue	30,519	33,071	27,560	132,730	120,365
Communications revenue	4,492	4,343	—	17,659	—
Enrollment services revenue	—	—	11,279	4,326	51,073
Other income	15,218	15,150	11,587	53,929	47,262
Gain on sale of loans and debt repurchases, net	5,720	2,160	166	7,981	5,153
Derivative market value and foreign currency adjustments, net	86,844	42,262	39,350	71,744	28,651
Derivative settlements, net	(3,657)	(6,261)	(7,715)	(21,949)	(24,250)
Total other income	192,900	145,075	138,921	481,266	468,112
Operating expenses:
Salaries and benefits	68,017	63,743	64,862	255,924	247,914
Depreciation and amortization	9,116	8,994	7,203	33,933	26,343
Loan servicing fees	5,726	5,880	7,384	25,750	30,213
Cost to provide communications services	1,697	1,784	—	6,866	—
Cost to provide enrollment services	—	—	9,190	3,623	41,733
Other expenses	31,245	26,391	28,584	115,419	123,014
Total operating expenses	115,801	106,792	117,223	441,515	469,217
Income before income taxes	153,059	132,078	130,913	398,814	420,644
Income tax expense	54,128	47,715	47,395	141,313	152,380
Net income	98,931	84,363	83,518	257,501	268,264
Net income attributable to noncontrolling interests	585	69	168	750	285
Net income attributable to Nelnet, Inc.	$98,346	84,294	83,350	256,751	267,979
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.32	1.98	1.86	6.02	5.89
Weighted average common shares outstanding - basic and diluted	42,314,467	42,642,213	44,834,662	42,669,070	45,529,340

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Assets:
Student loans receivable, net	$24,903,724	25,615,434	28,324,552
Cash, cash equivalents, investments, and notes receivable	323,798	324,682	367,210
Restricted cash	1,100,663	964,379	977,395
Goodwill and intangible assets, net	195,125	198,276	197,062
Other assets	656,798	566,840	552,925
Total assets	$27,180,108	27,669,611	30,419,144
Liabilities:
Bonds and notes payable	$24,668,490	25,320,878	28,105,921
Other liabilities	440,693	367,637	421,065
Total liabilities	25,109,183	25,688,515	28,526,986
Equity:
Total Nelnet, Inc. shareholders' equity	2,061,655	1,972,085	1,884,432
Noncontrolling interests	9,270	9,011	7,726
Total equity	2,070,925	1,981,096	1,892,158
Total liabilities and equity	$27,180,108	27,669,611	30,419,144

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing, tuition payment processing and school information systems, and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency adjustments, is provided below.

	Three months ended			Year ended December 31,
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
GAAP net income attributable to Nelnet, Inc.	$98,346	84,294	83,350	256,751	267,979
Derivative market value and foreign currency adjustments	(86,844)	(42,262)	(39,350)	(71,744)	(28,651)
Tax effect (a)	33,001	16,060	14,953	27,263	10,887
Net income, excluding derivative market value and foreign currency adjustments (b)	$44,503	58,092	58,953	212,270	250,215

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.32	1.98	1.86	6.02	5.89
Derivative market value and foreign currency adjustments	(2.05)	(0.99)	(0.88)	(1.68)	(0.63)
Tax effect (a)	0.78	0.37	0.33	0.63	0.24
Net income, excluding derivative market value and foreign currency adjustments (b)	$1.05	1.36	1.31	4.97	5.50

(a)	The tax effects are calculated by multiplying the derivative market value and foreign currency adjustments by the applicable statutory income tax rate.

(b)
The Company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. "Derivative market value and foreign currency adjustments" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. The Company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Previously, the Company amortized premiums and accreted discounts by including in its prepayment assumption forecasted payments in excess of contractually required payments as well as forecasted defaults. The Company has determined that only payments in excess of contractually required payments should be included in the prepayment assumption. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding pre-tax increase to interest income ($5.1 million, or $0.12 per share, after tax). The Company concluded this error had an immaterial impact on 2016 results as well as the results for prior periods.
During the fourth quarter of 2016, the Company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million, or $4.6 million ($0.11 per share) after tax, in interest expense to write off the remaining debt discount associated with these bonds.

Operating Results

The Company earns net interest income on its FFELP student loan portfolio in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of December 31, 2016, the Company had a $24.9 billion student loan portfolio that will amortize over the next approximately 25 years. The Company actively seeks to acquire FFELP loan portfolios to leverage its servicing scale and expertise to generate incremental earnings and cash flow.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Loan Systems and Servicing ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Tuition Payment Processing and Campus Commerce ("TPP&CC") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as Allo Communications ("Allo")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

Prior to January 1, 2016, the Company allocated certain corporate overhead expenses that are incurred within the Corporate and Other Activities segment to the other operating segments. These expenses included certain corporate activities related to executive management, internal audit, enterprise risk management, and other costs incurred by the Company due to corporate-wide initiatives. Effective January 1, 2016, internal reporting to executive management (the "chief operating decision maker") changed to eliminate the allocation of these expenses to the other segments. Management believes the change in its allocation methodology results in a better reflection of the operating results of each of the reportable segments as if they each operated as a standalone business entity, which also reflects how management evaluates the performance of the segments. Prior period segment operating results have been restated to conform to the current period presentation.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the years ended December 31, 2016, 2015, and 2014 (dollars in millions).

(a)	Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income after provision for loan losses" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

(c)	Computed as income before income taxes divided by total revenue.

The Company’s current outlook for 2017-2019 operating results is that the Company believes that net income for those years will be at decreased levels compared to 2016, due to the continued amortization of the Company’s FFELP loan portfolio and anticipated increases in interest rates. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio. In addition, the Company currently anticipates Allo's operating results will be dilutive to the Company's consolidated earnings over the next several years as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
A summary of the results and financial highlights for each reportable operating segment and a summary of the Company's liquidity and capital resources follows.

Loan Systems and Servicing

•
As of December 31, 2016, the Company was servicing $194.8 billion in FFELP, private, and government owned student loans, as compared with $176.4 billion and $161.6 billion of loans as of December 31, 2015 and 2014, respectively. The year over year increase was due to an increase in government and private loan servicing volume.

•
Revenue decreased in 2016 compared to 2015 and 2015 compared to 2014 due primarily to the loss of two guaranty servicing and collection clients. The Company's guaranty servicing and collection revenue was earned from two guaranty clients, and a significant amount of such revenue came from one of those clients. The contract with this client expired on October 31, 2015. The other guaranty servicing and collection client exited the FFELP guaranty business at the end of their contract term on June 30, 2016. After this customer's exit from the FFELP guaranty business effective June 30, 2016, the Company has no remaining guaranty revenue. FFELP guaranty servicing and FFELP guaranty collection revenue recognized by the Company from these clients for the years ended December 31, 2016, 2015, and 2014, was $9.6 million, $56.9 million, and $66.7 million, respectively. The decrease in revenue was partially offset by an increase in government and private servicing revenue.

•
Revenue from the government servicing contract increased to $151.7 million in 2016 compared to $133.2 million and $124.4 million in 2015 and 2014, respectively. The increase in 2016 compared to 2015 was due to a shift in the portfolio of loans serviced to a greater portion of loans in higher paying repayment statuses, an increase in billable applications for TPD borrowers due to a new change request matching eligible borrowers to the social security administration database, and the transfer of borrowers from a not-for-profit servicer who exited the loan servicing business in August 2016. The increase in 2015 compared to 2014 was due to an increase in the number of borrowers serviced under the government servicing contract.

•
In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing system platform with multiple customer service providers to manage all student loans owned by the Department.  The contract solicitation process is divided into two phases.

On May 6, 2016, the Company and Great Lakes submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract in the event that the Department selects it to be awarded with the contract. The joint venture will operate as a new legal entity called GreatNet Solutions, LLC ("GreatNet"). The Company and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to the Company, Great Lakes is also one of four TIVAS that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department. GreatNet was one of three entities selected to respond to Phase II of the procurement selection process. On January 6, 2017, GreatNet submitted its Phase II response to the Department and is currently awaiting announcement from the new administration on the next steps in the procurement process.

Tuition Payment Processing and Campus Commerce

•
Revenue increased in 2016 and 2015, compared to 2015 and 2014, respectively, due to increases in the number of managed tuition payment plans, campus commerce customer transaction volume, and new school customers. In addition, the Company purchased RenWeb on June 3, 2014, which contributed revenue of $8.8 million, $19.9 million, and $23.2 million in 2014, 2015, and 2016, respectively.

Communications

•
On December 31, 2015, the Company purchased the majority of the ownership interests of Allo for total cash consideration of $46.25 million.  On January 1, 2016, the Company sold a 1.0 percent ownership interest in Allo to a non-related third-party for $0.5 million. The remaining 7.5 percent of the ownership interests of Allo is owned by members of Allo management, who have the opportunity to earn an additional 11.5 percent (up to 19 percent) of the total ownership interests based on the financial performance of Allo.  The Allo assets acquired and liabilities assumed were recorded by the Company at their respective estimated fair values at the date of acquisition, and such assets and liabilities were included in the Company's balance sheet as of December 31, 2015.  However, Allo had no impact on the consolidated statement of income for 2015.  On January 1, 2016, the Company began to reflect the operations of Allo in the consolidated statements of income.

•
For the year ended December 31, 2016, the operating segment recorded a net loss of $5.9 million. The Company anticipates this operating segment will be dilutive to consolidated earnings over the next several years as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

•
The Company anticipates total network capital expenditures of approximately $80 million in 2017; however, such amount could change based on customer demand for Allo's services. For the year ended December 31, 2016, Allo's capital expenditures were $38.8 million.

Asset Generation and Management

•
During the year ended December 31, 2016 compared to the same period in 2015, the average balance of the Company's student loan portfolio decreased $1.8 billion, to $26.9 billion, due primarily to the amortization of the portfolio, and limited portfolio acquisitions from third parties. The Company acquired $356.1 million of FFELP and private education student loans during 2016, compared to $4.0 billion in 2015 and $6.1 billion in 2014.

•
Core student loan spread decreased to 1.28% for 2016, compared to 1.43% for 2015. This decrease was a result of decreases in variable student loan spread and fixed rate floor income. Variable student loan spread decreased due to a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans. Fixed rate floor income decreased due to an increase in interest rates.

•
Due to historically low interest rates, the Company continues to earn significant fixed rate floor income. During 2016, 2015, and 2014, the Company earned $152.3 million, $184.7 million, and $179.9 million, respectively, of fixed rate floor income (net of $17.6 million, $23.0 million, and $24.4 million of derivative settlements, respectively, used to hedge such loans).

Corporate and Other Activities

•
Whitetail Rock Capital Management, LLC, the Company's SEC-registered investment advisory subsidiary, recognized investment advisory revenue of $6.1 million, $4.3 million, and $17.7 million for 2016, 2015, and 2014, respectively. These amounts include performance fees earned from the sale of managed securities or managed securities being called prior to the full contractual maturity. Due to improvements in the capital markets, the opportunities to earn performance fees on the sale of student loan asset-backed securities were more limited in 2016 and 2015 as compared to 2014.

•
On February 1, 2016, the Company sold 100 percent of the membership interests in Sparkroom LLC, which includes the majority of the Company's inquiry management products and services within Nelnet Enrollment Services. The Company retained the digital marketing and content solution products and services under the brand name Peterson's within the Nelnet Enrollment Services business, which include test preparation study guides, school directories and databases, career exploration guides, on-line courses, scholarship search and selection data, career planning information and guides, and on-line information about colleges and universities. The Company reclassified the revenue and cost of goods sold attributable to the Peterson's products and services from "enrollment services revenue" and "cost to provide enrollment services" to "other income" and "other expenses," respectively, on the consolidated statements of income. After this reclassification, "enrollment services revenue" and "cost to provide enrollment services" include the operating results of the products and services sold as part of the Sparkroom disposition for all periods presented. These reclassifications had no effect on consolidated net income.

Liquidity and Capital Resources

•
As of December 31, 2016, the Company had cash and cash equivalents of $69.7 million. In addition, the Company had a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $106.6 million as of December 31, 2016.

•	For the year ended December 31, 2016, the Company generated $325.3 million in net cash provided by operating activities.

•
Forecasted undiscounted future cash flows from the Company's student loan portfolio financed in asset-backed securitization transactions are estimated to be approximately $2.07 billion as of December 31, 2016.

•
As of December 31, 2016, no amounts were outstanding on the Company's unsecured line of credit and $350.0 million was available for future use. The unsecured line of credit has a maturity date of December 12, 2021.

•	During 2016, the Company repurchased a total of 2,038,368 shares of Class A common stock for $69.1 million ($33.90 per share).

•	During 2016, the Company paid cash dividends of $21.2 million ($0.50 per share).

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education loan acquisitions; strategic acquisitions and investments; expansion of Allo's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Operating Segments

As discussed previously, the Company has four reportable operating segments. The Company's reportable operating segments include:

• Loan Systems and Servicing
• Tuition Payment Processing and Campus Commerce
• Communications
• Asset Generation and Management

The Company earns fee-based revenue through its Loan Systems and Servicing, Tuition Payment Processing, and Communications operating segments. In addition, the Company earns interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer and the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. See note 1 of the notes to consolidated financial statements included in the 2016 Annual Report for a description of each operating segment, including the primary products and services offered.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company, as well as the methodology used by management to evaluate performance and allocate resources. Executive management (the "chief operating decision maker") evaluates the performance of the Company’s operating segments based on their financial results prepared in conformity with U.S. GAAP.

Intersegment revenues are charged by a segment that provides a product or service to another segment.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Income taxes are allocated based on 38% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of taxes calculated for each operating segment is included in income taxes in Corporate and Other Activities.

Corporate and Other Activities

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities. Corporate and Other Activities includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•
Other product and service offerings that are not considered reportable operating segments including, but not limited to, WRCM, the SEC-registered investment advisory subsidiary, and the Enrollment Services business

Corporate and Other Activities also includes certain corporate activities and overhead functions related to executive management, internal audit, human resources, accounting, legal, enterprise risk management, information technology, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

Segment Results of Operations

The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended December 31, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$31	2	—	184,398	4,386	(2,520)	186,297
Interest expense	—	—	600	107,883	1,373	(2,520)	107,337
Net interest income	31	2	(600)	76,515	3,013	—	78,960
Less provision for loan losses	—	—	—	3,000	—	—	3,000
Net interest income (loss) after provision for loan losses	31	2	(600)	73,515	3,013	—	75,960
Other income:
Loan systems and servicing revenue	53,764	—	—	—	—	—	53,764
Intersegment servicing revenue	10,945	—	—	—	—	(10,945)	—
Tuition payment processing, school information, and campus commerce revenue	—	30,519	—	—	—	—	30,519
Communications revenue	—	—	4,492	—	—	—	4,492
Other income	—	—	—	3,348	11,871	—	15,218
Gain on sale of loans and debt repurchases, net	—	—	—	3,585	2,135	—	5,720
Derivative market value and foreign currency adjustments, net	—	—	—	79,132	7,712	—	86,844
Derivative settlements, net	—	—	—	(3,439)	(219)	—	(3,657)
Total other income	64,709	30,519	4,492	82,626	21,499	(10,945)	192,900
Operating expenses:
Salaries and benefits	35,221	16,470	2,857	481	12,987	—	68,017
Depreciation and amortization	540	2,884	1,923	—	3,770	—	9,116
Loan servicing fees	—	—	—	5,726	—	—	5,726
Cost to provide communications services	—	—	1,697	—	—	—	1,697
Other expenses	9,080	5,364	1,260	1,238	14,303	—	31,245
Intersegment expenses, net	6,036	1,925	347	11,702	(9,066)	(10,945)	—
Total operating expenses	50,877	26,643	8,084	19,147	21,994	(10,945)	115,801
Income (loss) before income taxes	13,863	3,878	(4,192)	136,994	2,518	—	153,059
Income tax (expense) benefit	(5,268)	(1,473)	1,593	(52,057)	3,077	—	(54,128)
Net income (loss)	8,595	2,405	(2,599)	84,937	5,595	—	98,931
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(585)	—	(585)
Net income (loss) attributable to Nelnet, Inc.	$8,595	2,405	(2,599)	84,937	5,010	—	98,346

	Three months ended September 30, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$37	2	—	194,701	2,370	(930)	196,181
Interest expense	—	—	318	95,383	1,615	(930)	96,386
Net interest income	37	2	(318)	99,318	755	—	99,795
Less provision for loan losses	—	—	—	6,000	—	—	6,000
Net interest income (loss) after provision for loan losses	37	3	(318)	93,318	755	—	93,795
Other income:
Loan systems and servicing revenue	54,350	—	—	—	—	—	54,350
Intersegment servicing revenue	11,021	—	—	—	—	(11,021)	—
Tuition payment processing, school information, and campus commerce revenue	—	33,071	—	—	—	—	33,071
Communications revenue	—	—	4,343	—	—	—	4,343
Other income	—	—	—	4,265	10,886	—	15,150
Gain on sale of loans and debt repurchases, net	—	—	—	2,160	—	—	2,160
Derivative market value and foreign currency adjustments, net	—	—	—	42,546	(284)	—	42,262
Derivative settlements, net	—	—	—	(6,028)	(233)	—	(6,261)
Total other income	65,371	33,071	4,343	42,943	10,369	(11,021)	145,075
Operating expenses:
Salaries and benefits	32,505	15,979	2,325	486	12,448	—	63,743
Depreciation and amortization	557	2,929	1,630	—	3,878	—	8,994
Loan servicing fees	—	—	—	5,880	—	—	5,880
Cost to provide communication services	—	—	1,784	—	—	—	1,784
Other expenses	8,784	4,149	1,545	1,769	10,143	—	26,391
Intersegment expenses, net	5,825	1,616	279	11,146	(7,845)	(11,021)	—
Total operating expenses	47,671	24,673	7,563	19,281	18,624	(11,021)	106,792
Income (loss) before income taxes	17,737	8,401	(3,538)	116,980	(7,500)	—	132,078
Income tax (expense) benefit	(6,740)	(3,192)	1,344	(44,571)	5,443	—	(47,715)
Net income (loss)	10,997	5,209	(2,194)	72,409	(2,057)	—	84,363
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(69)	—	(69)
Net income (loss) attributable to Nelnet, Inc.	$10,997	5,209	(2,194)	72,409	(2,126)	—	84,294

	Three months ended December 31, 2015 (a)
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$15	—	191,300	2,334	(568)	193,081
Interest expense	—	—	79,604	1,830	(568)	80,866
Net interest income	15	—	111,696	504	—	112,215
Less provision for loan losses	—	—	3,000	—	—	3,000
Net interest income after provision for loan losses	15	—	108,696	504	—	109,215
Other income:
Loan systems and servicing revenue	56,314	—	—	—	380	56,694
Intersegment servicing revenue	13,233	—	—	—	(13,233)	—
Tuition payment processing, school information, and campus commerce revenue	—	27,560	—	—	—	27,560
Enrollment services revenue	—	—	—	11,279	—	11,279
Other income	—	(925)	4,101	8,411	—	11,587
Gain on sale of loans and debt repurchases, net	—	—	34	132	—	166
Derivative market value and foreign currency adjustments, net	—	—	38,579	771	—	39,350
Derivative settlements, net	—	—	(7,463)	(252)	—	(7,715)
Total other income	69,547	26,635	35,251	20,341	(12,853)	138,921
Operating expenses:
Salaries and benefits	34,821	14,636	549	14,856	—	64,862
Depreciation and amortization	474	2,400	—	4,329	—	7,203
Loan servicing fees	—	—	7,384	—	—	7,384
Cost to provide enrollment services	—	—	—	9,190	—	9,190
Other expenses	13,221	3,668	1,255	10,440	—	28,584
Intersegment expenses, net	7,506	2,173	12,986	(9,811)	(12,853)	—
Total operating expenses	56,022	22,877	22,174	29,004	(12,853)	117,223
Income (loss) before income taxes	13,540	3,758	121,773	(8,159)	—	130,913
Income tax (expense) benefit	(5,145)	(1,429)	(46,273)	5,452	—	(47,395)
Net income (loss)	8,395	2,329	75,500	(2,707)	—	83,518
Net loss (income) attributable to noncontrolling interests	15	—	—	(183)	—	(168)
Net income (loss) attributable to Nelnet, Inc.	$8,410	2,329	75,500	(2,890)	—	83,350

(a) Does not include the Communications segment, which was initiated as a result of the acquisition of Allo on December 31, 2015.

	Year ended December 31, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$111	9	1	754,788	10,913	(5,076)	760,746
Interest expense	—	—	1,271	385,913	6,076	(5,076)	388,183
Net interest income	111	9	(1,270)	368,875	4,837	—	372,563
Less provision for loan losses	—	—	—	13,500	—	—	13,500
Net interest income (loss) after provision for loan losses	111	9	(1,270)	355,375	4,837	—	359,063
Other income:
Loan systems and servicing revenue	214,846	—	—	—	—	—	214,846
Intersegment servicing revenue	45,381	—	—	—	—	(45,381)	—
Tuition payment processing, school information, and campus commerce revenue	—	132,730	—	—	—	—	132,730
Communications revenue	—	—	17,659	—	—	—	17,659
Enrollment services revenue	—	—	—	—	4,326	—	4,326
Other income	—	—	—	15,709	38,221	—	53,929
Gain on sale of loans and debt repurchases, net	—	—	—	5,846	2,135	—	7,981
Derivative market value and foreign currency adjustments, net	—	—	—	70,368	1,376	—	71,744
Derivative settlements, net	—	—	—	(21,034)	(915)	—	(21,949)
Total other income	260,227	132,730	17,659	70,889	45,143	(45,381)	481,266
Operating expenses:
Salaries and benefits	132,072	62,329	7,649	1,985	51,889	—	255,924
Depreciation and amortization	1,980	10,595	6,060	—	15,298	—	33,933
Loan servicing fees	—	—	—	25,750	—	—	25,750
Cost to provide communications services	—	—	6,866	—	—	—	6,866
Cost to provide enrollment services	—	—	—	—	3,623	—	3,623
Other expenses	40,715	18,486	4,370	6,005	45,843	—	115,419
Intersegment expenses, net	24,204	6,615	958	46,494	(32,889)	(45,381)	—
Total operating expenses	198,971	98,025	25,903	80,234	83,764	(45,381)	441,515
Income (loss) before income taxes	61,367	34,714	(9,514)	346,030	(33,784)	—	398,814
Income tax (expense) benefit	(23,319)	(13,191)	3,615	(131,492)	23,074	—	(141,313)
Net income (loss)	38,048	21,523	(5,899)	214,538	(10,710)	—	257,501
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(750)	—	(750)
Net income (loss) attributable to Nelnet, Inc.	$38,048	21,523	(5,899)	214,538	(11,460)	—	256,751

	Year ended December 31, 2015 (a)
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$49	3	728,199	7,686	(1,828)	734,109
Interest expense	—	—	297,625	6,413	(1,828)	302,210
Net interest income	49	3	430,574	1,273	—	431,899
Less provision for loan losses	—	—	10,150	—	—	10,150
Net interest income (loss) after provision for loan losses	49	3	420,424	1,273	—	421,749
Other income:
Loan systems and servicing revenue	239,858	—	—	—	—	239,858
Intersegment servicing revenue	50,354	—	—	—	(50,354)	—
Tuition payment processing, school information, and campus commerce revenue	—	120,365	—	—	—	120,365
Enrollment services revenue	—	—	—	51,073	—	51,073
Other income	—	(925)	15,939	32,248	—	47,262
Gain on sale of loans and debt repurchases, net	—	—	2,034	3,119	—	5,153
Derivative market value and foreign currency adjustments, net	—	—	27,216	1,435	—	28,651
Derivative settlements, net	—	—	(23,238)	(1,012)	—	(24,250)
Total other income	290,212	119,440	21,951	86,863	(50,354)	468,112
Operating expenses:
Salaries and benefits	134,635	55,523	2,172	55,585	—	247,914
Depreciation and amortization	1,931	8,992	—	15,420	—	26,343
Loan servicing fees	—	—	30,213	—	—	30,213
Cost to provide enrollment services	—	—	—	41,733	—	41,733
Other expenses	57,799	15,161	5,083	44,971	—	123,014
Intersegment expenses, net	29,706	8,617	50,899	(38,868)	(50,354)	—
Total operating expenses	224,071	88,293	88,367	118,841	(50,354)	469,217
Income (loss) before income taxes	66,190	31,150	354,008	(30,705)	—	420,644
Income tax (expense) benefit	(25,153)	(11,838)	(134,522)	19,132	—	(152,380)
Net income (loss)	41,037	19,312	219,486	(11,573)	—	268,264
Net loss (income) attributable to noncontrolling interests	20	—	—	(305)	—	(285)
Net income (loss) attributable to Nelnet, Inc.	$41,057	19,312	219,486	(11,878)	—	267,979

(a) Does not include the Communications segment, which was initiated as a result of the acquisition of Allo on December 31, 2015.

Net Interest Income, Net of Settlements on Derivatives
The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the Company's net interest income.
The following table summarizes the components of "net interest income" and "derivative settlements, net."

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Variable student loan interest margin, net of settlements on derivatives (a)	$38,255	56,571	59,075	195,823	222,479
Fixed rate floor income, net of settlements on derivatives	35,848	36,352	45,204	152,336	184,746
Investment interest	2,792	2,460	2,303	9,466	7,851
Non-portfolio related derivative settlements	(219)	(233)	(252)	(915)	(1,014)
Corporate debt interest expense	(1,373)	(1,616)	(1,830)	(6,096)	(6,413)
Net interest income (net of settlements on derivatives)	$75,303	93,534	104,500	350,614	407,649

(a)
In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income (an increase to variable student loan interest margin).

During the fourth quarter of 2016, the Company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million in interest expense (a decrease to variable student loan interest margin) to write off the remaining debt discount associated with these bonds.

Student Loan Servicing Volumes (dollars in millions)

Government Servicing
Private Servicing
FFELP Servicing
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$97,492
$68,780
$2,103
$26,609
$138,208
$110,512
$2,524
$25,172
$161,642
$133,643
$3,035
$24,964
$168,811
$140,795
$3,391
$24,625
$169,872
$141,517
$3,679
$24,676
$175,311
$146,659
$4,245
$24,407
$176,437
$147,345
$4,632
$24,460
$182,230
$153,142
$5,197
$23,891
$183,635
$153,800
$5,657
$24,178
$193,162
$161,660
$6,377
$25,125
$194,822
$162,538
$7,887
$24,397
Dec 31, 12
Dec 31, 13
Dec 31, 14
Mar 31, 15
Jun 30, 15
Sep 30, 15
Dec 31, 15
Mar 31, 16
Jun 30, 16
Sep 30, 16
Dec 31, 16

Company owned	$21,237	$21,397	$19,742	$19,369	$18,934	$18,593	$18,886	$18,433	$18,079	$17,429	$16,962
% of total	21.8%	15.5%	12.2%	11.5%	11.1%	10.6%	10.7%	10.1%	9.8%	9.0%	8.7%
Number of servicing borrowers:
Government servicing	3,892,929	5,305,498	5,915,449	5,882,446	5,817,078	5,886,266	5,842,163	5,786,545	5,726,828	6,009,433	5,972,619
FFELP servicing	1,626,146	1,462,122	1,397,295	1,358,551	1,353,785	1,339,307	1,335,538	1,298,407	1,296,198	1,357,412	1,312,192
Private servicing	173,948	195,580	202,529	205,926	209,854	230,403	245,737	250,666	267,073	292,989	355,096
Total:	5,693,023	6,963,200	7,515,273	7,446,923	7,380,717	7,455,976	7,423,438	7,335,618	7,290,099	7,659,834	7,639,907

Number of remote hosted borrowers	6,912,204	1,915,203	1,611,654	1,592,813	1,559,573	1,710,577	1,755,341	1,796,783	1,842,961	2,103,989	2,230,019

Communications Financial and Operating Data

Certain financial and operating data for Allo is summarized in the tables below.

	Three months ended December 31, 2016	Year ended December 31, 2016
Residential revenue	$2,786	10,480
Business revenue	1,585	6,362
Other revenue	121	817
Total revenue	$4,492	17,659

Net loss	$(2,599)	(5,899)
EBITDA (a)	(1,669)	(2,184)

Capital expenditures	14,170	38,817

Revenue contribution:
Internet	41.4%	38.8%
Telephone	26.1	26.5
Television	32.1	32.1
Other	0.4	2.6
	100.0%	100.0%

	As of December 31, 2016	As of December 31, 2015
Residential customer information:
Households served	9,814	7,600
Households passed (b)	30,962	21,274
Total households in current markets	137,500	28,874

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. Allo's management uses EBITDA to compare Allo's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for Allo because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess Allo's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from net income (loss) under GAAP is presented in the table immediately below.

	Three months ended December 31, 2016	Year ended December 31, 2016
Net loss	$(2,599)	(5,899)
Net interest expense	600	1,270
Income tax benefit	(1,593)	(3,615)
Depreciation and amortization	1,923	6,060
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,669)	(2,184)

(b)
Represents the estimated number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Peterson's revenue	$3,599	4,128	4,902	14,254	19,632
Borrower late fee income	2,928	3,158	3,335	12,838	14,693
Investment advisory fees	2,762	1,535	2,135	6,129	4,302
Realized and unrealized gains/(losses) on investments classified as available-for-sale and trading, net	1,329	506	(1,088)	2,773	143
Remeasurement of business acquisition contingent consideration	—	—	(925)	—	(925)
Other	4,600	5,823	3,228	17,935	9,417
Other income	$15,218	15,150	11,587	53,929	47,262

Derivative Market Value and Foreign Currency Adjustments

"Derivative market value and foreign currency adjustments" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Change in fair value of derivatives - income (expense)	$61,452	47,093	28,030	59,895	(15,150)
Foreign currency transaction adjustment - income (expense)	25,392	(4,831)	11,320	11,849	43,801
Derivative market value and foreign currency adjustments - income (expense)	$86,844	42,262	39,350	71,744	28,651

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
1:3 basis swaps	$555	523	491	1,493	1,058
Interest rate swaps - floor income hedges	(2,402)	(5,157)	(7,551)	(17,643)	(23,041)
Interest rate swaps - hybrid debt hedges	(219)	(233)	(252)	(915)	(1,012)
Cross-currency interest rate swaps	(1,591)	(1,394)	(403)	(4,884)	(1,255)
Total settlements - expense	$(3,657)	(6,261)	(7,715)	(21,949)	(24,250)

Student Loans Receivable

Student loans receivable consisted of the following:

	As of	As of	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Federally insured loans
Stafford and other	$5,186,047	5,353,052	6,202,064
Consolidation	19,643,937	20,189,881	22,086,043
Total	24,829,984	25,542,933	28,288,107
Private education loans	273,659	276,432	267,642
	25,103,643	25,819,365	28,555,749
Loan discount, net of unamortized loan premiums and deferred origination costs	(148,077)	(152,361)	(180,699)
Allowance for loan losses – federally insured loans	(37,268)	(37,028)	(35,490)
Allowance for loan losses – private education loans	(14,574)	(14,542)	(15,008)
	$24,903,724	25,615,434	28,324,552

Loan Activity

The following table sets forth the activity of loans:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Beginning balance	$25,819,365	29,188,203	28,555,749	28,223,908
Loan acquisitions	117,515	200,350	356,110	4,036,333
Repayments, claims, capitalized interest, and other	(531,029)	(566,141)	(2,520,835)	(2,466,378)
Consolidation loans lost to external parties	(302,208)	(266,663)	(1,242,621)	(1,234,118)
Loans sold	—	—	(44,760)	(3,996)
Ending balance	$25,103,643	28,555,749	25,103,643	28,555,749

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans, which represents the spread between the yield earned on student loan assets and the costs of the liabilities and derivative instruments used to fund those assets.

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Variable student loan yield, gross	3.03%	2.93%	2.66%	2.90%	2.59%
Consolidation rebate fees	(0.84)	(0.83)	(0.82)	(0.83)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization (a)	0.06	0.06	0.06	0.06	0.05
Variable student loan yield, net	2.25	2.16	1.90	2.13	1.81
Student loan cost of funds - interest expense (b)	(1.55)	(1.44)	(1.07)	(1.41)	(1.02)
Student loan cost of funds - derivative settlements	(0.02)	(0.01)	—	(0.01)	—
Variable student loan spread	0.68	0.71	0.83	0.71	0.79
Fixed rate floor income, net of settlements on derivatives	0.56	0.55	0.62	0.57	0.64
Core student loan spread	1.24%	1.26%	1.45%	1.28%	1.43%

Average balance of student loans	25,538,721	26,368,507	28,892,571	26,863,526	28,647,108
Average balance of debt outstanding	25,362,201	26,235,053	28,881,167	26,729,196	28,687,086

(a) In the third quarter of 2016, the Company revised its policy to correct for an error in its method of applying the interest method used to amortize premiums and accrete discounts on its student loan portfolio. Under the Company's revised policy, as of September 30, 2016, the constant prepayment rate used by the Company to amortize/accrete student loan premiums/discounts was decreased. During the third quarter of 2016, the Company recorded an adjustment to reflect the net impact on prior periods for the correction of this error that resulted in an $8.2 million reduction to the Company's net loan discount balance and a corresponding increase in interest income. The impact of this adjustment was excluded from the above table.

(b) In the fourth quarter of 2016, the Company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million in interest expense to write off the remaining debt discount associated with these bonds. The impact of this expense was excluded from the above table.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a)
The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

Variable student loan spread decreased during the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 due to a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans (as reflected in the table above).

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core student loan spread follows:

	Three months ended			Year ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Fixed rate floor income, gross	38,250	41,509	52,754	169,979	207,787
Derivative settlements (a)	(2,402)	(5,157)	(7,551)	(17,643)	(23,041)
Fixed rate floor income, net	$35,848	36,352	45,203	152,336	184,746
Fixed rate floor income contribution to spread, net	0.56%	0.55%	0.62%	0.57%	0.64%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of December 31, 2016.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance

3.0 - 3.49%	3.37%	0.73%	$618,437
3.5 - 3.99%	3.65%	1.01%	2,068,884
4.0 - 4.49%	4.20%	1.56%	1,554,758
4.5 - 4.99%	4.72%	2.08%	936,646
5.0 - 5.49%	5.22%	2.58%	591,452
5.5 - 5.99%	5.67%	3.03%	416,122
6.0 - 6.49%	6.19%	3.55%	480,089
6.5 - 6.99%	6.70%	4.06%	468,555
7.0 - 7.49%	7.17%	4.53%	163,681
7.5 - 7.99%	7.71%	5.07%	279,873
8.0 - 8.99%	8.18%	5.54%	645,611
> 9.0%	9.05%	6.41%	225,746
			$8,449,854

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of December 31, 2016, the weighted average estimated variable conversion rate was 2.42% and the short-term interest rate was 61 basis points.

The following table summarizes the outstanding derivative instruments as of December 31, 2016 used by the Company to economically hedge loans earning fixed rate floor income.

	Notional amount	Weighted average fixed rate paid by the Company (a)
Maturity

2017	$750,000	0.99%
2018	1,350,000	1.07
2019	3,250,000	0.97
2020	1,500,000	1.01
2025	100,000	2.32
	$6,950,000	1.02%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.